EXHIBIT 8.1
List of Subsidiaries

Name of Subsidiary	Jurisdiction	Ownership Interest
AgPlenus Ltd.	Israel	100%
Biomica Ltd.	Israel	90.9% (1)
Canonic Ltd.	Israel	100%
Casterra Ag Ltd.	Israel	100%
Evogene Inc.	Delaware	100%
Lavie Bio Ltd.	Israel	72.2% (2)
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(1) Remaining 9.1% of Biomica Ltd.’s outstanding share capital is held by Biomica Ltd.'s Chief Technology Officer.

(2) Remaining 27.8% of Lavie Bio Ltd.’s outstanding share capital is held by Pioneer Hi-Bred International, Inc. (also known by the name Corteva).